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                                     [LOGO]

                               C-3D DIGITAL, INC.
124 FERRY STREET S.W., ALBANY, OREGON, 97321, PH. 541-791-4813 FAX. 541-791-4819

                                     DRAFT 1

SETTLEMENT AGREEMENT

This Settlement Agreement ("Settlement"), is made and entered into this 20th day of January, 2001, by and between Chequemate International, Inc., a Utah corporation, ("Chequemate"), and, Eagle Plaza, L.C. a Utah Limited Liability Company and Ronald A. Litz (together "EP & L"), upon the following premises:

A. On July 1, 1999, Chequemate and EP & L entered into an Office Lease Agreement (the "Lease"), under the terms of which Chequemate was to occupy space at the Eagle Plaza, suite 290, ________, Salt Lake City, for a monthly lease payment of $2,835 for the term ending June 30, 2001. This Settlement is being entered into for the purpose of terminating the Lease and settling any subsequent judgement.

B. The parties have agreed to enter into this Settlement and EP & L agrees to waive and release any claim it may have against Chequemate .

NOW, THEREFORE, upon these premises and for good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree that, in settlement of this matter and to terminate any further actions by EP & L, Chequemate shall pay EP & L the sum of $25,000 payable as follows:

1. In consideration of the Settlement, Chequemate agrees to immediately issue to EP & L, 50,000 shares of Chequemates's restricted common stock (the "Shares"). The Shares shall have a gross value of $25,000, based on a market value of $0.50 per share, subject to adjustments as set forth in this paragraph. If on the date which is five (5) business days following the date Chequemate's registration statement, described in paragraph 2 below, is declared effective by the SEC (the "repricing date"), the average closing bid price of the Company's common stock, as reported by the American Stock Exchange, for the five (5) business days prior to the repricing date, is less than $0.50 per share, the Company shall issue to EP & L the number of additional shares necessary for EP & L to receive a total value of $25,000, based on such average closing bid price for such five (5) day period. However, in no event shall EP & L receive shares in excess of a total of 100,000 shares at the repricing date.

2. Chequemate shall have 180 days from the date of execution of this Settlement, to make an initial filing of a registration statement with the U.S. Securities and Exchange Commission ("SEC"), to include the shares in paragraph 1 above, for registration. Thereafter, Chequemate agrees to exercise its best efforts to prepare such amendments to the registration statement, and to diligently undertake such additional work as may be necessary to appropriately respond to the comments of the staff of the SEC, and to completely and accurately update the registration statement in all material respects, as of a recent practicable

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     date, to attempt to obtain effectiveness of the registration statement as soon as reasonably practicable. EP & L understands and acknowledges that Chequemate is unable to make any covenants or representations as to the effective date of the registration statement with the SEC.

3. Chequemate shall issue an additional 25,000 shares under rule 144 as any further liquidated damages compensation.

4. Chequemate shall have the right to pay all or a portion of this settlement with a cash payment prior to the effective date of the registration or subsequent to EP & L selling any shares or balance of shares, by giving 3 day notice to EP & L.

5. EP & L agrees that it will not sell, in any one week, shares of common stock that constitutes more than 10% of Chequemates's weekly trade volume average as reported by The American Stock Exchange for the previous week.

6. Additionally, on the closing of this settlement, Chequemate will provide EP & L with a note in the full-negotiated value of $25,000. This note will stay in effect until EP & L receives the gross value of $25,000 in stock based on the repricing formula outlined in paragraph 1 above. At such time, the note will be canceled in full.

7. In consideration of the undertaking set forth in paragraph 1 or 2 above, EP & L agrees to waive and release any claim it may have against Chequemate for failure to fulfill its lease obligation and hereby release Chequemate from all penalties and obligations as set forth in the Lease or any subsequent judgement.

8. EP & L agrees to provide Chequemate with such information and documentation, as may be reasonably requested in connection with the registration statement(s) and other filings with the SEC.

IN WITNESS WHEREOF, the parties to this Settlement have duly executed it as of the date and year first above written.

CHEQUEMATE INTERNATIONAL, INC.


/s/ Chandos Mahon
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By: Chandos Mahon
Its: Chief Operating Officer



Eagle Plaza, L.C..


/s/ Mark E. Haroldson
---------------------------------
By: Mark E. Haroldson
Its: Member


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